CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
               RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
               RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS THEREOF
                                     OF THE
                            SERIES C PREFERRED STOCK
                                       OF
                            PATIENT INFOSYSTEMS, INC.


     Pursuant to Section 151 of the General Corporation Law of the State of Delaware,

     Patient Infosystems, Inc. a Delaware corporation ("Corporation") certifies that, pursuant to the authority contained in paragraph 4 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Series C Preferred Stock, par value $.01 per share, designated as Series C Preferred Stock:

          RESOLVED,  that a series  of the  class of  authorized  $.01 par value
     Preferred Stock of the Corporation be hereby created, and that the designation and the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock" and the number of shares constituting such series shall be 500,000.

     Section 2. Voting Rights. Except as otherwise provided by law, the Series C Preferred Stock and the Common Stock shall vote together as a single class, with each share of Series C Preferred Stock being entitled to that number of votes equal to the number of shares of Common Stock into which it is convertible at the record date for determining Shareholders entitled to vote, or if no record date has been fixed, as of the date the vote is taken or the written consent therefore is solicited. Holders of the Series C Preferred Stock are not entitled to cumulative voting. Without the affirmative vote of at least two-thirds of the votes attributable to the issued and outstanding Series C Preferred Stock, the Corporation may not (1) authorize or create any class of stock senior to the Series C Preferred Stock as to dividends or liquidation preference, (2) make any changes to the Certificate of Incorporation which would adversely affect the voting powers or other rights and preferences of the Series C Preferred Stock, or (3) increase the number of authorized shares of Preferred Stock; provided, however, that out of the existing authorized Preferred Stock, the Board of Directors may designate classes of Preferred Stock that is pari passu with the Series C Preferred Stock.

     Section 3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to be paid in full in an amount equal to (i) a per share price for each share of Series C Preferred Stock outstanding plus (ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution before any payment of any amount to holders of Common Stock or Preferred Stock ranking junior to the Series C Preferred Stock. For purposes of calculating these preference payments, the per share price will be $10.00 for the Series C Preferred Stock . If the assets available for distribution are insufficient to pay the holders of Series C Preferred Stock and the holders of all Preferred
Stock that is pari passu with the Series C Preferred Stock the full amount to which they are entitled, then such holders shall share ratably in any distribution of the assets of the Corporation in proportion to the amounts that would have been payable with respect to their shares if all amounts payable with respect to such shares were paid in full.

     Section 4. Dividends. Holders of Series C Preferred Stock shall be entitled to Cumulative 9% dividends on an annual basis on the anniversary date of the Offering. The holders of shares of Series C Preferred Stock will be entitled to receive dividends out of any assets legally available therefore, prior and in preference to any declaration of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock, or any series of Preferred Stock ranking junior to the Series C Preferred Stock, in an amount no less than that paid on any other outstanding shares of the Corporation, payable annually when, as and if declared by the Board of Directors of the Corporation.

     Section 5. Conversion Rights. Holders of the Series C Preferred Stock will have the right at any time to convert their shares into shares of Common Stock at the rate of eight (8) shares of Common Stock for each share of Series C Preferred Stock (the "Conversion Rate"), subject to adjustment of the Conversion Rate as provided herein.

     Section 5.1 Exchange of Share Certificates. Before any holder of Series C Preferred Stock shall be entitled to convert such Series C Preferred Stock into Common Stock, such holder shall surrender the stock certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for its capital stock, accompanied by a written notice or its election to convert the same and the number of shares of Series C Preferred Stock to be so converted. Upon receipt of such stock certificate(s) and notice where required the Corporation shall forthwith issue and deliver at such office to such holder of Series C Preferred Stock a stock certificate or certificates for the number of shares of Common Stock to which it shall be entitled pursuant hereto. Each conversion shall be deemed to have been made immediately prior to the close of business of the Corporation on the date of the voluntary surrender to the Corporation of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     Section 5.2 Protection Against Dilution.
                 ---------------------------

     (a) If, at any time or from time to time while the Series C Preferred Stock is outstanding, the Corporation shall distribute to the holders of Common Stock
(i) securities other than Common Stock, or (ii) property other than cash, without payment therefore, with respect to the Common Stock, then, and in each such case, a holder of Series C Preferred Stock, upon the conversion thereof, shall thereafter be entitled to receive the securities and properties which the holder would hold on the date of conversion if the holder had been the holder of record of the number of shares of Common Stock issuable upon such conversion immediately prior to the date of such an event and, during the period from such date to and including the date of conversion, had retained such shares and the securities and properties receivable by the holder during such period.

     (b) If, at any time or from time to time while the Series C Preferred Stock is outstanding, the Corporation shall (i) pay a dividend in Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, or (iii) combine its outstanding Common Stock into a smaller number of shares, then and in such case, the Conversion Rate shall be adjusted so that any share of Series C Preferred Stock surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock which the holder would have owned immediately following such action had such share of Series C Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Paragraph 5.2(b) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

     (c) If, at any time or from time to time while the Series C Preferred Stock is outstanding, the Corporation shall (i) make a distribution on its Common Stock in shares of capital stock or (ii) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then, and in each such case, a holder of Series C Preferred Stock, upon the conversion thereof, shall thereafter have the right to receive the kind and amount of Common Stock or other securities which the holder would have owned immediately following such action had such share of Series C Preferred Stock been converted immediately prior thereto.

     (d) In case of any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange effected in connection with a merger of a third corporation into the Corporation, a holder of Series C
Preferred  Stock  shall  thereafter  have the  right  to  convert  the  Series C
Preferred Stock into the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such consolidation, merger, sale, conveyance or statutory exchange had such Series C Preferred Stock been converted immediately prior to the effective date of such consolidation, merger, sale, conveyance or statutory exchange and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the holders of Series C Preferred Stock to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series C Preferred Stock. The above provisions of this
Section 5.2(d) shall similarly apply to successive consolidations, mergers, sales, conveyances or statutory exchanges. Notices of any such consolidation, merger, sale, conveyance or statutory exchange and of said provisions so proposed to be made, shall be mailed to the holders of Series C Preferred Stock not less than 30 days prior to such event; provided, however, that failure to give such notice shall not affect the validity of such consolidation, merger, sale, conveyance or statutory exchange.

     (e) If at the time, the Company proposes to offer and sell shares of Preferred Stock having a conversion rate that is less than $1.25 per share of Common Stock, then the Conversion Rate set forth in Section 5 above shall be adjusted so that the Series C Preferred Stock will be convertible into such number of shares of Common Stock that equals $10.00 divided by the conversion rate of the new shares of Preferred Stock to be offered and sold.



     (f) The adjustments provided in this Section 5.2 shall be cumulative. Upon any adjustment as provided in this Section 5.2 and upon any modification of the rights of a holder of shares of Series C Preferred Stock in accordance with this
Section 5.2, the Corporation shall promptly obtain, at its expense, a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular auditors of the Corporation) setting forth the Conversion Rate after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the holders of the Series C Preferred Stock.

and be it further

          RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to take all such further action and to execute, deliver, certify and file all instruments and documents in the name of and on behalf of this Corporation as such officers executing same shall approve as necessary or advisable to effectuate and accomplish the purpose of the foregoing resolution and the transactions contemplated thereby, the taking of such action and the execution, delivery, certification, and filing of such documents to be conclusive evidence of such approval.

IN WITNESS WHEREOF, said Patient Infosystems, Inc. has caused this Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions thereof of the Series C Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 28th day of April, 2000.

PATIENT INFOSYSTEMS, INC.



By:/s/Roger L. Chaufournier
   --------------------------------------------------
      Roger L. Chaufournier, President


(Corporate Seal)


ATTEST:




Secretary